FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207340-08

-----Original Message-----

From: [Redacted] (UBS SECURITIES LLC) [mailto:[Redacted]]

Sent: Wednesday, December 13, 2017 8:41 AM

Subject: *UPDATED*UBSCM 2017-C7 **NEW ISSUE ANNOUNCEMENT** PUBLIC

**UPDATED WITH MOODY'S RATINGS**

NEW ISSUE FIXED RATE CMBS: $794.069mm UBS Commercial Mortgage Trust 2017-C7

CO-LEAD MANAGERS & JOINT BOOKRUNNERS: UBS Securities LLC, SG AmericasSecurities, LLC, and Cantor Fitzgerald & Co.

CO-MANAGERS: KeyBanc Capital Markets Inc., Natixis Securities Americas LLC and Academy Securities, Inc.

PUBLICLY OFFERED CERTIFICATES

CLASS	Fitch/KBRA/Moody's	SIZE($MM)	WAL(YRS)	CE%	LTV%	NOI DY%
A-1	AAAsf/AAA(sf)/Aaa(sf)	$33.907	2.72	30.000%	40.5%	16.9%
A-2	AAAsf/AAA(sf)/Aaa(sf)	$49.837	4.92	30.000%	40.5%	16.9%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	$47.439	7.30	30.000%	40.5%	16.9%
A-3	AAAsf/AAA(sf)/Aaa(sf)	$231.470	9.74	30.000%	40.5%	16.9%
A-4	AAAsf/AAA(sf)/Aaa(sf)	$261.020	9.95	30.000%	40.5%	16.9%
A-S	AAAsf/AAA(sf)/Aa3(sf)	$98.005	9.96	19.000%	46.8%	14.6%
B	AA-sf/AA(sf)/NR	$36.753	10.05	14.875%	49.2%	13.9%
C	A-sf/A-(sf)/NR	$35.638	10.05	10.875%	51.5%	13.2%

POOL BALANCE:	$890,961,565
NUMBER OF LOANS/PROPERTIES:	48/109
WA MORTGAGE RATE:	4.606%
WA UW NCF DSCR:	2.06x
WA CUT-OFF LTV:	57.8%
WA UW NOI DEBT YLD:	11.8%
WA ORIG TERM TO MATURITY:	119
WA REM AMORTIZING TERM:	354
LOAN SELLERS:	UBS(20.5%), SG(19.4%), LCF(18.5%), KEY(17.8%),
CCRE(16.8%), NXS(7.0%)
TOP 5 STATES:	NY(21.0%), NC(10.1%), FL(9.6%), TX(8.7%), IN(8.3%)
TOP 5 PROPERTY TYPES:	OF(24.0%), RT(20.7%), MU(16.0%), MF(15.6%), HT(12.3%)
AMORTIZATION TYPE:	Amortization through Maturity Date (38.2%),
Interest Only through Maturity Date (33.9%),
Interest Only followed by Amortization through
Maturity Date (27.9%)
MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	KeyBank National Association
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
RISK RETENTION:	UBS AG is expected to act as the “retaining
sponsor” for this securitization and intends to
satisfy the U.S. credit risk retention
requirement through the purchase by Prime Finance
CMBS B-Piece Holdco XV, LP or an affiliate as a
third party purchaser (as defined in Regulation
RR), from the initial purchasers, on the Closing
Date, of an “eligible horizontal residual
interest”.

EXPECTED PRICING:	Week of December 18th
EXPECTED SETTLEMENT:	On or about December 28, 2017
PRESALES:	Available on rating agency websites Tuesday-Thursday

THIRD PARTY PASSWORDS:	Deal Name	Password
Intex	UBS17C07	l8ifmtmjcqdvh4ju
Bloomberg	UBSCM 2017-C7	UBS2017C7
Trepp	UBSCM 2017-C7	UBSCM177

ATTACHED:	Term Sheet; Annex A-1

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The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-207340) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-877-713-1030 (8 a.m. – 5 p.m. EST).

The offered certificates may not be suitable for all investors. Investors are urged to read the preliminary prospectus related to the offered certificates prior to making an investment decision and, following availability thereof, the prospectus, relating to the offered certificates because they contain important information regarding the offering that is not included herein.

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, after you indicate an interest in purchasing any class of offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of certificates to be made to you.

Any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters will not create binding contractual obligations for you, on the one hand, or the underwriters, the issuer or any of their respective affiliates, on the other hand.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein, however, there is no guaranty that any such assumptions will coincide with actual market conditions or events.

The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the offered certificates mentioned herein or derivatives thereof (including options). UBS Securities LLC and the other underwriters or any of their respective affiliates may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change prior to the time of sale. Information in these materials regarding any offered certificates discussed herein supersedes all prior information regarding such offered certificates. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any offered certificate in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.